PURCHASE AND SALE CONTRACT
for
NORTHPOINTE INVESTORS, LLC,
a Georgia limited liability company,
THE SOLE OWNER OF
The Avenues at Northpointe
11740 Northpointe Boulevard
Tomball, Texas 77377

AND

VILLAS FAIRFIELD PARTNERS, LLC,

a Georgia limited liability company,

THE SOLE OWNER OF

Avenues at Cypress
21500 Cypresswood Drive
Cypress, Texas 77433

TABLE OF CONTENTS

Page

ARTICLE 1	DEFINED TERMS 2

ARTICLE 2	PURCHASE AND SALE OF ENTITY 6

ARTICLE 3	PURCHASE PRICE, DEPOSIT AND ESCROW PROVISIONS 7

ARTICLE 4	FINANCING 7

ARTICLE 5	FEASIBILITY PERIOD 7

ARTICLE 6	TITLE AND SURVEY 10

ARTICLE 7	CLOSING 12

ARTICLE 8	REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND PURCHASER 16

ARTICLE 9	CONDITIONS PRECEDENT TO CLOSING 25

ARTICLE 10	BROKERAGE 26

ARTICLE 11	POSSESSION 27

ARTICLE 12	DEFAULTS AND REMEDIES 27

ARTICLE 13	RISK OF LOSS OR CASUALTY 27

ARTICLE 14	EMINENT DOMAIN 28

ARTICLE 15	MISCELLANEOUS 28

ARTICLE 16	OPERATION OF THE PROPERTY 36

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EXHIBITS

A	ENTITY CHART

1.1.10	LEGAL DESCRIPTION OF THE FAIRFIELD LAND

1.1.25	LEGAL DESCRIPTION OF THE NORTHPOINTE LAND

3.1.2	FORM OF ESCROW AGREEMENT

5.5	LIST OF MATERIALS

6.2	TITLE MATTERS

7.2.1.1	AGREEMENT OF ASSIGNMENT AND ASSUMPTION

8.1.1.9	PROPERTY CONTRACTS

15.23	AUDIT REPRESENTATION LETTER

16.1	RENT SCHEDULE

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PURCHASE AND SALE CONTRACT
THIS PURCHASE AND SALE CONTRACT (this “Purchase Contract”) is entered into as of December 2, 2014, between and among the parties listed on Exhibit A attached hereto and made a part hereof, all having a principal address at c/o Davis Development, Inc., 403 Corporate Center Drive, Suite 201, Stockbridge, Georgia 30281 (collectively and individually, “Seller”), NORTHPOINTE INVESTORS, LLC, a Georgia limited liability company (“Northpointe”), VILLAS FAIRFIELD PARTNERS, LLC, a Georgia limited liability company (“Fairfield”) (Northpointe and Fairfield are collectively referred to as “Property Owner”), MORROW INVESTORS, INC., a Georgia corporation (“Morrow”), MIGUEAL B. DAVIS (“Davis”) and PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, having a principal office at 3284 Northside Parkway, Suite 150, Atlanta, Georgia 30327 (“Purchaser”).
NOW, THEREFORE WITNESSETH: That for and in consideration of mutual covenants and agreements herein after set forth, Seller, Property Owner, Morrow, and Purchaser hereby agree as follows:
RECITALS
R-1Seller is the owner of 100% of the membership interests of Property Owner, including, without limitation, all of Seller’s right, title and interest in and to the capital, profits and losses of Property Owner and its assets, property, rights, and privileges, both real, personal and mixed, tangible and intangible, of every kind and character whatsoever, including, without limitation, all monies and distributions of property now due or to become due (herein referred to collectively as the “Interests”).

R-2Northpointe holds legal title to the Northpointe Land described in Section 1.1.24 and the Northpointe Property described in Section 1.1.25 hereof.

R-3Fairfield holds legal title to the Fairfield Land described in Section 1.1.9 hereof and the Fairfield Property described in Section 1.1.10 hereof.

R-4Purchaser desires to purchase and Seller has agreed to sell the Interests and all of the benefits accruing to the owner thereof, including, but not limited to, Seller’s interest, through the Property Owner, in the Property (as defined in Section 1.1.29 hereof) on the terms and conditions set forth in this Purchase Contract (which terms and conditions shall control in the event of any conflict with these Recitals).

R-5Purchaser has agreed to pay the Purchase Price for the Interests to Seller and Seller has agreed to sell the Interests to Purchaser on the terms and conditions set forth in this Purchase Contract.

R-6Purchaser intends to make investigations regarding the Interests and Property and Purchaser’s intended use of the Property, as Purchaser deems necessary and desirable.

ARTICLE 1
DEFINED TERMS
1.1    Unless otherwise defined herein, terms with initial capital letters in this Purchase Contract shall have the meanings set forth in this ARTICLE 1 below.

1.1.1    “Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the State in which the Land is located.
1.1.2    “Closing” means the consummation of the purchase and sale and related transactions contemplated by this Purchase Contract in accordance with the terms and conditions of this Purchase Contract.
1.1.3    “Closing Date” means the earlier of (a) thirty (30) days after satisfaction of the Occupancy Condition or (b) February 13, 2015.
1.1.4    “Consultants” shall have the meaning ascribed in Section 5.1 hereof.
1.1.5    “Davis” means Migueal B. Davis, the sole shareholder of Morrow.
1.1.6    “Delinquent Rent” shall have the meaning ascribed in Section 7.1.4 hereof.
1.1.7    “Deposit” means collectively the Initial Deposit and the Second Deposit.
1.1.8     “Effective Date” means the date on which Seller and Purchaser last execute this Purchase Contract as indicated by the dates appearing after Seller’s and Purchaser’s signatures. The Effective Date shall be the date     inserted in the preamble of this Purchase Contract.
1.1.9 “Fairfield Improvements” means all buildings, structures, parking areas, sidewalks, landscaping and improvements located on the Fairfield Land, including, without limitation, the 240-unit apartment community known as Avenues at Cypress.
1.1.10     “Fairfield Land” means all those certain tracts or parcels of land     described on Exhibit 1.1.10 attached hereto.
1.1.11 “Fairfield Property” means the Fairfield Land and Fairfield Improvements and all rights of Fairfield relating to the Fairfield Land and the Fairfield Improvements, including without limitation, any rights, title and interest of Fairfield, if any, in and to (i) any strips and gores adjacent to the Fairfield Land and any land lying in the bed of any street, road, or avenue opened or proposed, in front of or adjoining the Fairfield Land, to the centerline thereof; (ii) any unpaid award for any taking by condemnation or any damage to the Fairfield Property by reason of a change of grade of any street or highway; (iii) all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Fairfield Land and Fairfield Improvements, together with all Fixtures and Tangible Personal Property, all Property Contracts and Leases, Permits and the Miscellaneous Property Assets owned by Fairfield which are located on the Fairfield Property and used in its operation; and (iv) any mineral rights (including, but not limited to rights for oil, gas or other hydrocarbons), rights to revenue or royalties in connection with such     minerals, oil or gas and the extraction thereof.
1.1.12    “Feasibility Period” means the period beginning on the Effective Date and ending at 5:00 p.m. prevailing Atlanta, Georgia time on January 9, 2015.
1.1.13 “Financial Statements” shall have the meaning ascribed in Section 8.1.1.6 hereof.

1.1.14 “Fixtures and Tangible Personal Property” means all fixtures, furniture,     furnishings, fittings, equipment, machinery, apparatus, signage, appliances     and other articles of tangible personal property now located on the Land or in the Improvements as of the Effective Date (or hereafter acquired by Property Owner prior to the Closing Date) and used or usable in connection with any present or future occupation or operation of all or any part of the Property. The term “Fixtures and Tangible Personal Property” does not include (i) equipment leased by Property Owner and the interest of Property Owner in any equipment provided to the Property for use, but not owned or leased by Property Owner, (ii) property owned or leased by any Tenant and guest, employee or other person furnishing goods or services to the Property, or (iii) any software owned by or licensed to Property Owner with respect to the Property or Property Owner.
1.1.15 “Improvements” means the Fairfield Improvements and the Northpointe Improvements.
1.1.16 “Initial Deposit” means the amount of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00).
1.1.17 “Land” means collectively the Northpointe Land and the Fairfield Land.
1.1.18     “Lease(s)” means all rights and interests of Property Owner in and to all written leases, subleases and other occupancy agreements, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Property and which are in force as of the Effective Date for the Property or thereafter as permitted and in accordance with ARTICLE 16 hereof.
1.1.19 “Management Contract” means that certain Management Agreement between Property Owner and Manager pertaining to the Land and Improvements.
1.1.20     “Manager” means TX-Davis Development, Inc., a Georgia corporation.
1.1.21     “Materials” shall have the meaning ascribed in Section 5.5 hereof.
1.1.22 “Miscellaneous Property Assets” means all contract rights, leases, concessions, warranties, licenses, plans and specifications, drawings, franchises, logos, tradenames trademarks, servicemarks, website domains, telephone numbers and advertising materials and other items of intangible personal property relating to the ownership or operation of the Property and owned by Property Owner (including, without limitation, the names “Avenues at Cypress” and “The Avenues at Northpointe”), excluding, however, (i) receivables, (ii) Property Contracts, (iii) the general contractor contract (iv) Leases, (v)  Fixtures and Tangible Personal Property, (vi) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (vii) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (viii) utility and similar deposits, (ix) insurance or other prepaid items, (x) any capital replacement, repair or other reserves held by Property Owner, or any other party on behalf of or for the benefit of Property Owner, with respect to the Property, (xi) Property Owner’s proprietary books and records, (xii) reimbursements from municipal utility districts relating to construction of district facilities, and (xiii) the Management Contract, except to the extent that Property Owner receives a credit on the closing statement for any such item in which event such item shall be transferred to Purchaser if transferable.
1.1.23 “Morrow” means Morrow Investors, Inc., a Georgia corporation and the sole manager of Property Owner.
1.1.24 “Northpointe Improvements” means all buildings, structures, parking areas, sidewalks, landscaping and improvements located on the Northpointe Land, including, without limitation, the 280-unit apartment community known as the Avenues of Northpointe.
1.1.25 “Northpointe Land” means all those certain tracts or parcels of land described in Exhibit 1.1.25 attached hereto.
1.1.26 “Northpointe Property” means the Northpointe Land and Northpointe Improvements and all rights of Northpointe relating to the Northpointe Land and the Northpointe Improvements, including without limitation, any rights, title and interest of Northpointe, if any, in and to (i) any strips and gores adjacent to the Northpointe Land and any land lying in the bed of any street, road, or avenue opened or proposed, in front of or adjoining the Northpointe Land, to the centerline thereof; (ii) any unpaid award for any taking by condemnation or any damage to the Northpointe Property by reason of a change of grade of any street or highway; (iii) all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Northpointe Land and Northpointe Improvements, together with all Fixtures and Tangible Personal Property, all Property Contracts and Leases, Permits and the Miscellaneous Property Assets owned by Northpointe which are located on the Northpointe Property and used in its operation; and (iv) any mineral rights (including, but not limited to rights for oil, gas or other hydrocarbons), rights to revenue or royalties in connection with such minerals, oil or gas and the extraction thereof.
1.1.27     “Occupancy Condition” means leases have been executed by Property Owner and Tenants for at least eighty-five percent (85%) of the Units as permitted and in accordance with ARTICLE 16 hereof and as shown on a certified rent roll delivered by Seller to Purchaser.
1.1.28 “Permits” means all licenses and permits granted by governmental authorities having jurisdiction over the Property owned by Property Owner and required in order to own and operate the Property.
1.1.29     “Permitted Exceptions” means those exceptions or conditions permitted to encumber or affect the title to the Property in accordance with the provisions of Section 6.2 hereof.
1.1.30     “Property” means collectively the Northpointe Property and the Fairfield Property.
1.1.31     “Property Contracts” means all purchase orders, maintenance, service, or utility contracts and similar contracts, excluding Leases, which relate to the ownership, maintenance, construction or repair and/or operation of the Property and shall also mean any third party maintenance, service, marketing or other contract relating to the Property which Property Owner is obligated to cause Property Owner’s transferee or assign to assume or execute upon Purchaser's purchase of the Property.
1.1.32     “Proration Period” shall have the meaning ascribed thereto in Section 7.1.3 hereof.
1.1.33     “Purchase Contract” means this Purchase and Sale Contract between and among Seller, Morrow and Purchaser.
1.1.34     “Purchase Price” shall have the meaning ascribed thereto in Section 3.1 hereof.
1.1.35     “Rents” shall have the meaning ascribed thereto in Section 7.1.2 hereof.
1.1.36     “Rejected Contracts” shall have the meaning ascribed in Section 5.6 hereof.
1.1.37     “Second Deposit” means the amount of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00).
1.1.38     “Survey” shall have the meaning ascribed thereto in Section 6.4 hereof.
1.1.39 “Surviving Obligations” shall mean Purchaser’s obligations under Sections 5.3, 5.5, 7.1.2, 7.1.3, 7.1.4, 7.1.5, 10.1 and 15.13 hereof, the obligations of Seller and Morrow under Sections 7.1.2, 7.1.3, 7.1.4, 7.1.5, ARTICLE 8, Sections 10.1 and ARTICLE 15 hereof, and the obligation of Davis under Section 15.21 hereof, which obligations shall survive Closing or termination of the Purchase Contract as provided herein.
1.1.40     “Taxes” shall have the meaning ascribed in Section 8.2.1.4 hereof.
1.1.41     “Tenant” means any person or entity entitled to occupy any portion of the Property under a Lease.
1.1.42     “Tenant Deposits” means all security deposits, pet deposits, cleaning deposits and or other deposits and prepaid rents made or to be made pursuant to the Leases.
1.1.43     “Title Commitment” shall have the meaning ascribed thereto in Section 6.1 hereof.
1.1.44     “Title Insurer” means Chicago Title Insurance Company.
1.1.45     “Units” means the 520 units that are part of the Improvements.
1.1.46     “Utility District Dedication” means the dedication of the storm water detention pond and related storm water, domestic water and sanitary sewer facilities serving the Northpointe Property.
ARTICLE 2
PURCHASE AND SALE OF ENTITY
2.1    Seller agrees to sell and convey the Interests, including, without limitation, Seller’s interest, through the Property Owner, in the Property, and Purchaser agrees to purchase the Interests,

including, without limitation, Seller’s interest, through the Property Owner, in the Property, from Seller, in accordance with the terms and conditions set forth in this Purchase Contract.
ARTICLE 3
PURCHASE PRICE, DEPOSIT AND ESCROW PROVISIONS
3.1    The total purchase price (“Purchase Price”) for the Interests shall be SEVENTY-SIX MILLION TWO HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($76,225,000.00), which shall be paid by Purchaser, as follows:
3.1.1    On or before two (2) Business Days after the Effective Date, Purchaser shall deliver to the Title Insurer, as escrow agent, the Initial Deposit in cash, by wire transfer or certified check. On or before two (2) Business Days after the expiration of the Feasibility Period, Purchaser shall deliver to the Title Insurer, as escrow agent, the Second Deposit in cash, by wire transfer or certified check. In the event Purchaser fails to deliver the Initial Deposit or Second Deposit to Title Insurer in accordance with this Section 3.1.1 hereof, Seller shall have the right to terminate the Purchase Contract upon written notice to Purchaser.
3.1.2    The Title Insurer shall hold the Deposit pursuant to the form of Escrow Agreement attached hereto as Exhibit 3.1.2 hereof and make delivery of the Deposit to the party entitled thereto under the terms thereof. The Title Insurer shall invest the Deposit in an interest‑bearing bank account or money market fund or such investment as Seller and Purchaser shall jointly agree, in writing, with such agreement being provided to Title Insurer in writing.
3.1.3    If the sale of the Interest is closed by the date fixed therefor, monies held as the Deposit shall be applied to the Purchase Price on the Closing Date and the balance of the Purchase Price, subject to prorations, adjustments and credits provided for in this Purchase Contract, shall be paid at Closing to Seller in immediately available United States funds.
ARTICLE 4
FINANCING
4.1    Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.
4.2    All costs and expenses incurred in connection with any financing of the acquisition of the Interests by Purchaser pursuant to this Purchase Contract shall be solely the responsibility of Purchaser.
ARTICLE 5
FEASIBILITY PERIOD
5.1    Subject to the terms of Section 5.3 below, until Closing or termination of this Purchase Contract, Purchaser, and its agents, contractors, engineers, surveyors, and employees (“Consultants”) shall have the right from time to time to enter onto the Property to do the following:

5.1.1    To conduct and make any and all customary studies, tests, examinations and inspections, or investigations of or concerning the Property (including without limitation, engineering and feasibility studies, environmental site assessments, evaluation of drainage and flood plain, soil tests for bearing capacity and percolation and surveys, including topographical surveys).
5.1.2    To confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and the Interests.
5.1.3    To ascertain and confirm the suitability of the Property for Purchaser’s intended use of the Property.
5.1.4    To review all Materials (other than Seller’s proprietary information).

5.2    Should the results of any of the matters referred to in Section 5.1 above appear unsatisfactory to Purchaser for any reason in its sole discretion, then Purchaser shall have the right to terminate this Purchase Contract by giving written Notice to that effect to Seller and the Title Insurer on or before 5:00 p.m. prevailing Atlanta, Georgia local time on the date of the expiration of the Feasibility Period. If Purchaser exercises such right to terminate, (a) this Purchase Contract shall terminate and be of no further force and effect, except for the Surviving Obligations, and (b) Purchaser shall promptly return to Seller or destroy any reports, tests, analyses, studies, or surveys prepared in connection with the Property, and (c) the Initial Deposit will be returned to Purchaser. If Purchaser fails to provide Seller with written Notice of cancellation on or before the expiration of the Feasibility Period in strict accordance with the Notice provisions of this Purchase Contract, Purchaser shall deliver the Second Deposit to Title Insurer and the Deposit will become non-refundable and, except as otherwise expressly contemplated hereby, this Purchase Contract shall remain in full force and effect, and Purchaser’s obligation to purchase the Property shall be non-contingent and unconditional except only for satisfaction of the conditions expressly stated in this ARTICLE 5 and in ARTICLES 9, 13 and 14 hereof.

5.3    Purchaser shall indemnify and hold Seller and Property Owner harmless for any actions taken by Purchaser and its Consultants on the Property. Purchaser shall indemnify, defend (with attorneys selected by Purchaser and reasonably approved by Seller) and hold Seller and Property Owner harmless from any and all claims, damages, costs and liability which may arise due to such entries, surveys, tests, investigations and the like. Seller and Property Owner shall have the right, without limitation, to disapprove any and all entries, surveys, tests, investigations and the like that, in Seller’s reasonable judgment, could result in any injury to the Property or breach of any agreement, or expose Seller to any liability, costs, liens or violations of applicable law, or otherwise adversely affect the Property or Seller’s interest therein. Purchaser shall exercise commercially reasonable efforts to minimize disruption to the Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section. No consent by the Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller. Purchaser hereby agrees to restore the Property to as near as is reasonably possible to the condition that existed immediately prior to Purchaser’s exercise of its rights pursuant to this ARTICLE 5 at Purchaser’s sole cost and expense. Notwithstanding anything herein to the contrary, Purchaser shall have no liability to Seller under this Section 5.3 for pre-existing conditions upon the Property or the negligence or willful misconduct of Seller or Property Owner. Purchaser shall cause its Consultants entering the Property to maintain commercial general liability insurance with broad form contractual and personal injury liability endorsements with respect to Consultants’ activities on the Property pursuant to this ARTICLE 5, in amounts and with such insurance carriers as shall be reasonably approved by Seller and naming Property Owner as additional insureds, with endorsements acceptable to Property Owner, including a waiver of defenses of the insurer based on the actions or inaction of Consultants (which insurance must be reasonably approved by Property Owner). The provisions of this Section 5.3 shall survive the Closing or termination of this Purchase Contract.

5.4    Purchaser shall not permit any mechanic’s or materialman’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any studies or tests conducted by or for Purchaser. Purchaser shall give email or telephone notice to Property Owner a reasonable time prior to entry onto the Property, shall deliver proof of insurance coverage required above to Property Owner and shall permit Property Owner to have a representative present during all investigations and inspections conducted on the Property. Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the investigations and inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons or the environment and cause no damage to the Property (all such damage to be promptly repaired) or other property of Property Owner or other persons. All non-public information made available by Property Owner to Purchaser in accordance with this Purchase Contract or obtained by Purchaser in the course of its investigations shall be treated as confidential information by Purchaser, and, prior to the purchase of the Property by Purchaser, Purchaser shall use its best efforts to prevent its Consultants, agents and employees from divulging such information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of evaluating or consummating the transaction contemplated by this Purchase Contract, including Purchaser’s attorneys and representatives, prospective lenders and engineers.
5.5    Seller and Property Owner shall make available for inspection at the Property (or deliver to Purchaser, as reasonably determined by Purchaser and Seller) within two (2) Business Day from the Effective Date the materials and information listed on Exhibit 5.5 attached hereto and made a part hereof (the “Materials”), to the extent in Property Owner’s or Seller’s possession or control. Additionally, Seller agrees to (i) upon email request from Purchaser, provide to Purchaser during the term of this Purchase Contract operating reports of the Property (such requests may include, but are not limited to, a current rent roll, leasing activity summary report and projected occupancy report) and copies of all Leases executed in the prior seven days, (ii) make available for weekly status calls the property managers for the Property and Lee Little, Regional Manager, and (iii) notify Purchaser prior to the expiration of the Feasibility Period of any property level staff Seller intends to retain after Closing. In no event shall Seller be required to disclose to Purchaser information regarding the partners of Seller, distributions to partners or other partnership information not relating to the condition or operation of the Property or appraisals or other valuation information). If the sale of the Property is not closed by the date fixed therefor or if the Purchase Contract is terminated for any reason, Purchaser shall, within five (5) calendar days, destroy or return all such Materials to Seller. The provisions of this Section 5.5 shall survive the Closing or termination of this Purchase Contract.
ARTICLE 6
TITLE AND SURVEY
6.1     Seller shall promptly secure a commitment for title insurance for the Property in an amount equal to the Purchase Price (“Title Commitment”) issued by the Title Insurer for an owner’s title insurance policy on the most recent standard American Land Title Association Policy form or Texas equivalent, together with legible copies of all instruments identified as exceptions therein and shall cause copies thereof to be delivered to Purchaser on or before one (1) Business Day after the Effective Date.

6.2    Purchaser shall have the right to examine title to the Property and shall notify Seller in writing on or before 5:00 p.m. prevailing Atlanta, Georgia local time on the date of the expiration of the Feasibility Period of any objections that Purchaser may have. In addition, if, other than documents relating to the Utility District Dedication, any other title exception, defect, encroachment, land use violation or other matter not appearing in the Title Commitment or Survey as of the effective date of Purchaser’s first title examination, shall be discovered prior to Closing, Purchaser shall have the right to notify Seller in writing of any objections that Purchaser may have to such additional matters. If Purchaser shall give Seller notice of objection to any title exceptions or defects not caused by any act or omission of Purchaser occurring subsequent to the Effective Date, Seller shall have five (5) Business Days after the effective date of such objections (the “Seller Election Deadline”) to elect and agree in writing to satisfy or cure some, all or none of Purchaser’s title and survey objections prior to Closing (the “Seller Title Response”). Seller’s failure on or before the Seller Election Deadline to notify Purchaser of which objections it elects to cure shall be deemed to be an election by Seller to cure none of Purchaser’s objections, subject to Seller’s mandatory obligation to cure the Mandatory Removal Liens (as hereinafter defined). If Seller elects to cure less than all of the title and survey objections (subject to Seller’s mandatory obligation to cure the Mandatory Removal Liens), it shall so notify Purchaser on or before the Seller Election Deadline, and Purchaser shall have five (5) Business Days after the earlier of (i) receipt of the Seller Title Response, or (ii) the Seller Election Deadline to elect either (A) to terminate this Purchase Contract, whereupon all rights and obligations hereunder shall immediately terminate (other than the Surviving Obligations), or (B) to close the purchase and sale contemplated hereby in which case all of Purchaser’s uncured title and survey objections and, subject to Purchaser’s right to object to matters not appearing in the Title Commitment or Survey as of the effective date of Purchaser’s first title examination, any other title matters, shall be added to and be made a part of the Permitted Exceptions (as hereinafter defined). The immediately preceding sentence shall not relieve Seller of its obligation to cure the Mandatory Removal Liens. If Purchaser does not so respond within five (5) Business Days after the earlier of (i) receipt of the Seller Title Response, or (ii) the Seller Election Deadline, then Purchaser shall be deemed to have elected to terminate this Purchase Contract, and all rights and obligations hereunder shall immediately terminate (other than the Surviving Obligations). If any objections shall not be satisfied or cured by Seller by the Closing Date if Seller has agreed in writing to satisfy or cure such objection prior to Closing, then, at the option of Purchaser, Purchaser shall have the right (a) to terminate this Purchase Contract, or (b) to close the purchase regardless of such title objections without any adjustment in the Purchase Price. Purchaser shall have the right at any time to waive any objections that it may have made. If Purchaser does not terminate this Agreement pursuant to this Section 6.2, then, in such event, Purchaser shall be deemed conclusively to have waived any objections not cured or satisfied by Seller, and Purchaser shall be obligated to purchase the Property, regardless of said objections. Purchaser agrees that the following items shall be deemed “Permitted Exceptions”:
6.2.1    Such matters disclosed on Exhibit 6.2 attached hereto and made a part hereof.
6.2.2    Such exceptions and matters objected to by Purchaser as provided in Section 6.2 above which Seller does not agree, in writing, to satisfy or cure;
6.2.3    Such exceptions and matters in the Title Commitment not objected to by Purchaser as provided in Section 6.2 above;
6.2.4    All Leases, provided any such new Leases or renewals of existing Leases were disclosed to Purchaser prior to the end of the Feasibility Period as permitted by and in accordance with ARTICLE 16 hereof;

6.2.5    Real estate and property taxes for the calendar year in which Closing occurs to the extent not due and payable.
6.3     Notwithstanding anything herein to the contrary, Seller shall be obligated to remove from record (by bonding or otherwise) any of the following affecting the Property as of the Closing Date: (w) other than the Utility District Dedication, any easements or rights of way with respect to the Property granted by Seller after the date hereof and any agreements affecting title to the Property entered into by Seller after the date hereof, in either case, without Purchaser’s prior written approval, which approval shall not be unreasonably withheld or delayed; (x) liquidated final non-appealable liens or judgments affecting the Property; (y) any mortgage or other security interest entered into by Seller; or (z) any mechanic’s or materialman’s lien and any judgment docketed against the Property, in any case resulting from the non-payment by Seller of any sums alleged to be due and owing by Seller to a contractor or materialman (collectively, the “Mandatory Removal Liens”). The existence of the Mandatory Removal Liens shall not be objections to title, provided that properly executed instruments in recordable form necessary to satisfy and remove the same of record are delivered to the Purchaser at Closing or, in the alternative, with respect to any mortgage, deed to secure debt or deed of trust liens, that payoff letters from the holder of the mortgage, deed to secure debt or deed of trust liens shall have been delivered to and accepted by the Title Insurer (sufficient to remove the same from the policy issued at Closing), together in either case, with recording and/or filing fees. To the extent the Utility District Dedication is not completed prior to Closing, Purchaser agrees to execute at Closing a post-closing agreement whereby Northpointe or its successor and assigns agrees to sign documentation to effectuate the Utility District Dedication.
6.4     Seller shall deliver to Purchaser as part of the Materials on or prior to the Effective Date an ALTA/ACSM as-built survey of the Property (the “Survey”). Purchaser shall be responsible for any additional Survey costs due to requests of Purchaser or Purchaser’s lender other than correction of defects or errors. Purchaser, at Purchaser’s sole cost and expense, may cause to be prepared an environmental report for the Property (“Environmental Report”).
6.4.1    Should the Survey or any update of the Survey obtained by Purchaser disclose conditions that give rise to a title defect or exception (other than a Permitted Exception) or reveal any adverse encroachment, land use violation or other matter adverse to the use and operation of the Property, then Purchaser shall have the right to object thereto in accordance with the procedures set forth in ARTICLE 6 above including the right to terminate this Purchase Contract (and the return of the Deposit within two (2) days thereafter) if Seller elects not to cure such objection which right to terminate shall not be limited by the expiration of the Feasibility Period.
6.5    Purchaser shall notify Seller on or before the last day of the Feasibility Period of any Property Contract which Purchaser does not desire to assume (“Rejected Contracts”). Promptly after it is determined that (a) Purchaser has no title objections, or (b) Purchaser has elected to proceed to Closing, Seller shall give notice of cancellation to each service provider under the Rejected Contracts. To the extent that as of Closing any of the Rejected Contracts have not yet terminated (due to less advance notice of cancellation than required thereunder) Purchaser shall assume the obligations of such Rejected Contract after Closing until the cancellation becomes effective.
ARTICLE 7
CLOSING
7.1    Dates, Places of Closing, Prorations, Delinquent Rent and Closing Costs.

7.1.1    The Closing shall occur no later than 5:00 p.m. prevailing Atlanta local time, on the Closing Date or such earlier date mutually agreed to by Seller and Purchaser. The Closing shall occur through an escrow with the Title Insurer, whereby the Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.
7.1.2    While the transaction(s) contemplated by this Purchase Contract is (directly) a transfer of the Interest to Purchaser, and only indirectly a transfer of the Property to Purchaser, the parties agree to prorate the revenue and expenses of the ordinary operation of the Property as if the Seller was selling the Property as a straight asset sale of the Property to the Purchaser. Thus, all normal and customarily proratable income and expense items of an asset sale of a improved real property, including, without limitation, Rents (as defined below), operating expenses, real and personal property taxes, any contracts and other operating expenses and fees of the Property, whether recurring or paid in a single installment, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period through and including the Closing Date (and credited for any amounts paid by Seller attributable to the period after the Closing Date) and Purchaser being responsible for, and credited or charged, as the case may be, for all of same attributable to the period after the Closing Date. Purchaser shall be given a credit against the Purchase Price for Tenant Deposits not applied prior to the Closing Date in accordance with the terms of the Leases. Purchaser shall assume at Closing the obligation to pay any payments due parties under the Property Contracts assumed by Purchaser, provided all of the foregoing have been prorated. Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved. Seller shall be responsible for all real estate, occupancy and personal property taxes and assessments for all years prior to Closing. All real estate taxes imposed because of a change of use of the Property prior to Closing shall be the responsibility and obligation of Seller. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures for the year in which the Closing occurs to the extent the same are available; provided, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using a reasonable estimate of the real estate taxes of the Property for the year of Closing, which for the purposes of this Section 7.1.2 shall be $939,515 for the Northpointe Property and $824,112 for the Fairfield Property. The proration shall be adjusted as provided in Section 7.1.3 hereof. Any special assessment liens encumbering the Property as of the Closing Date which arise from completed improvements located on the Property as of the Closing Date shall be assumed and paid by Seller. Purchaser shall assume and pay all other special assessment liens encumbering the Property. For purposes of this Section 7.1.2 and Sections 7.1.3 and 7.1.4 hereof the terms “Rent” and “Rents” shall include, without limitation, base rents, and month-to-month fees. The provisions of this Section 7.1.2 shall survive Closing and shall expire at the end of the Proration Period (as defined below).
7.1.3    If any of the items subject to proration hereunder cannot be prorated at the Closing because the information necessary to compute such proration is unavailable, or if any errors or omissions in computing prorations at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period (the “Proration Period”) from the Closing Date until six (6) months after the Closing Date for all items except for real estate ad valorem or similar taxes for the Property, which obligation regarding such item shall survive the Closing for a period from the Closing Date until twelve (12) months after the Closing Date. Neither party hereto shall have the right to require a recomputation of a Closing proration or a correction of an error or omission in a Closing proration unless within the Proration Period one of the parties hereto (i)

has obtained the previously unavailable information or has discovered the error or omission, and (ii) has given Notice thereof to the other party together with a copy of its good faith recomputation of the proration and copies of all substantiating information used in such recomputation. Any utility or other deposits or infrastructure reimbursements or payments relating to the construction of the Property and paid by Seller or Property Owner prior to Closing but reimbursed, returned or paid to Seller or Property Owner after Closing, shall belong to Seller and Purchaser agrees to cooperate with Seller with respect to any such funds.
7.1.4    Since prorations are being made as if the Property was being sold to Purchaser as an asset sale of the Property, if on the Closing Date any Tenant is in arrears in any Rent payment under any Tenant lease (the “Delinquent Rent”), any Delinquent Rent received by Purchaser and Property Owner from such Tenant after the Closing shall be applied to amounts due and payable by such Tenant during the following periods in the following order of priority: (i) first, to the period of time after the Closing Date, (ii) second, to the month in which the Closing occurs, and (iii) third, to the period of time before the Closing Date. If Delinquent Rent or any portion thereof received by Purchaser after the Closing is due and payable to the Seller by reason of this allocation, the appropriate sum shall be promptly paid to the Seller. Any monies received by Seller after Closing shall be forwarded to Purchaser for disbursement in accordance with the order of payment provided herein above. After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Delinquent Rent owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant (provided, that Seller shall not commence any legal actions or proceedings against any Tenant, which continues as a Tenant at the Property after Closing without the prior consent of Purchaser, which will not be unreasonably withheld or delayed and in any event shall not include an action to evict such tenant), and the delivery of the Assignment as described in Section 7.2.1.1 hereof shall not constitute a waiver by Seller of such right. Purchaser agrees to reasonably cooperate with Seller at no cost or liability to Purchaser in connection with all efforts by Seller to collect such Delinquent Rent; provided, however, that Purchaser’s obligation to reasonably cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Lease with an existing Tenant or evict any existing Tenant from the Property. The provisions of this Section 7.1.4 hereof shall survive Closing and shall expire at the end of the Proration Period.
7.1.5    Seller shall pay the cost of all transfer, sales, use and excise taxes with respect to the Closing, if applicable. Seller shall pay the basic title insurance premium and the cost of the non-imputation endorsement and one-half (1/2) of the Escrow Fees of Title Insurer. Purchaser shall pay all other of Title Insurer’s fees and charges and, except as provided in the following sentence, all recording costs. All costs and fees other than those allocated in this Purchase Contract shall be paid by Purchaser and/or Seller in accordance with the custom of the city and state in which the Land is located. Purchaser and Seller shall each pay their own attorney’s fees associated with the Closing. The provisions of this Section 7.1.5 shall survive Closing and shall expire at the end of the Proration Period.
7.2    Items To Be Delivered Prior To Or At Closing.
7.2.1    Seller. At Closing, Seller (and, as appropriate, Morrow) shall deliver to Purchaser, each of the following items, fully executed, as applicable:
7.2.1.1        An Agreement of Assignment and Assumption (the "Assignment") in the form set forth on Exhibit 7.2.1.1 attached hereto and incorporated herein with respect to the Interests. The acceptance of the Assignment at Closing shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Purchase Contract, except for the Surviving Obligations.
7.2.1.2        The certificate of formation and operating agreement of Property Owner certified as being true, complete and correct in all respects.
7.2.1.3        Proof that Property Owner, Morrow and, if applicable, Seller, are duly and validly organized and presently existing in good standing under the laws of its respective formation, together with the applicable authority documents authorizing the sale of the Interests to Purchaser and the execution, delivery and performance by Seller, Property Owner and Morrow of this Purchase Contract, its respective obligations hereunder, and each document to be executed and delivered by Seller in connection with this Purchase Contract and designating one or more officers to execute documents in Seller's name in connection herewith, certified as correct and complete by Seller, together with an incumbency certificate for each person executing documents on behalf of Seller.
7.2.1.4        All certificates and assignments evidencing the Interests, if any.
7.2.1.5        A closing statement executed by Seller.
7.2.1.6        An affidavit as to debts and liens to enable Title Insurer to delete the standard exceptions to the title insurance policy the (“Title Policy”) to be issued pursuant to the Title Commitments (other than matters constituting any Permitted Exceptions) and the promulgated Texas form of non-imputation endorsement.
7.2.1.7        A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.
7.2.1.8        Except for the items expressly listed herein to be delivered at Closing, delivery of any other required items shall be deemed made by Seller to Purchaser, if Seller leaves such documents at the Property in their customary place of storage or in the custody of Purchaser’s representatives.
7.2.1.9        To the extent in Seller’s possession or control, original copies of the Leases and Property Contracts, lease files, keys to the property, Property Owner’s books and records (other than proprietary information) regarding the Property.
7.2.1.10    Evidence of notice of termination of the Rejected Contracts as required in Section 6.5 hereof.
7.2.1.11    Proof that the Management Contract has been terminated and is of no further force or effect.
7.2.1.12    An updated, certified rent roll dated no earlier than three (3) business days prior to the Closing Date.
7.2.1.13    A duly executed and acknowledged certificate executed by Property Owner and Morrow indicating that all of Property Owner’s and Morrow’s representations and warranties made in Section 8.1 herein are true and correct as of the Closing Date as if then made.
7.2.1.14    A duly executed and acknowledged certificate executed by Seller and Morrow indicating that all of Seller’s and Morrow’s representations and warranties made in Section 8.2 herein are true and correct as of the Closing Date as if then made.

7.2.1.15    A duly executed and acknowledged certificate executed by Davis and Morrow indicating that Davis’ and Morrow’s representation and warranty regarding the liquid net worth of Morrow made in Section 15.21 herein is true and correct as of the Closing Date as if then made.
7.2.1.16    A Non-Imputation Affidavit and Indemnity in form and substance acceptable to Title Insurer and sufficient to induce Title Insurer to issue a non-imputation endorsement to the Title     Policy.
7.2.1.17    Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of this Purchase Contract, including, without limitation, documents requested by Title Insurer.
7.2.2    Purchaser. At Closing, Purchaser shall deliver to the Title Insurer (for disbursement to Seller upon the Closing) the following items with respect to the Property being conveyed at such Closing:
7.2.2.1        The balance of the Purchase Price as required by ARTICLE 3 hereof plus or minus the adjustments or prorations required by this Purchase Contract. If at Closing there are any liens or encumbrances on the Property that Seller is obligated or elects to pay and discharge, Seller may use any portion of the Purchase Price for the Interests to satisfy the same, provided that Seller shall have delivered to Title Insurer, on such Closing instruments in recordable form sufficient to satisfy such liens and encumbrances of record (or, as to any mortgages, deeds to secure debt or deeds of trust, appropriate payoff letters, acceptable to the Title Insurer), together with the cost of recording or filing such instruments. The existence of any such liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.
7.2.2.2        A countersigned counterpart of the Assignment.
7.2.2.3        A closing statement executed by Purchaser.
7.2.2.4        Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of this Purchase Contract, including, without limitation, documents requested by Title Insurer.
ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER, MORROW, PROPERTY OWNER, DAVIS AND PURCHASER
8.1    Representations and Warranties of Property Owner and Morrow.
8.1.1    For the purpose of inducing Purchaser to enter into this Purchase Contract and to consummate the sale and purchase of the Property in accordance herewith, Property Owner and Morrow, on a joint and several basis, represent and warrant to Purchaser the following as of the Effective Date and as of the Closing Date:
8.1.1.1        Property Owner, as applicable, is lawfully and duly organized, and in good standing under the laws of the state of Georgia and is authorized to transact business in the State of Texas. Property Owner has all requisite power and authority to own, operate and lease its property and to carry on its businesses in Georgia and Texas.

8.1.1.2        Fairfield holds title to the Fairfield Property, including all real property contained therein required to be sold to Purchaser, subject only to the Permitted Exceptions. Northpointe holds title to the Northpointe Property, including all real property contained therein required to be sold to Purchaser, subject only to the Permitted Exceptions.
8.1.1.3        Except for the Permitted Exceptions and Leases, there are no adverse or other parties in possession of the Property.
8.1.1.4        Property Owner has no judgments outstanding against it. There are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against the Property, as applicable.
8.1.1.5        Property Owner has no knowledge of any claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing any of the Property, as applicable, caused by Property Owner and which remain unpaid beyond the date for which payment was due and in respect of which liens may or could be filed against any of the Property, as applicable, except for repairs, materials or services furnished in the ordinary course of business (for which Seller shall make the necessary arrangements with the Title Insurer such that these matters shall not be title exceptions in the Title Commitment as of Closing).
8.1.1.6        The rent roll (the “Rent Roll”) and the operating statements (the “Financial Statements”) delivered to Purchaser by Property Owner in connection with this Purchase Contract are true, complete and correct in all material respects and the Rent Roll contains all of the Leases and tenancies of the Improvements as of the Effective Date, which leases have not been modified or amended except as indicated on the Rent Roll (such Rent Roll to be updated as of Closing so as to be true, complete and correct in all material respects).
8.1.1.7        Property Owner, as applicable, has made, or will make, available to Purchaser true, correct and complete copies of all Leases (including all modifications thereof) and all other documents or instruments which create possessory rights in all or any portion of the Improvements.
8.1.1.8        Property Owner and Morrow have not received any notice of any violation, or alleged violation, of any laws, regulations or any other requirements of any governmental agency or authority having jurisdiction over the Property, to include, without limitation, notice of the violation, or alleged violation, of any Environmental Laws (hereinafter defined) related to the Property or the presence or release of Hazardous Materials (hereinafter defined) on or from the Property except as disclosed in any environmental reports in Seller’s possession which will be delivered to Buyer as a part of the Materials. The term “Environmental Laws” shall include, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. §  1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. § 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. § 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. §4321 et seq.; the Noise Control Act, 42 U.S.C. § 4901 et seq., the Occupational Safety and Health Act, 29 U.S.C. §  651 et seq.; the Resource Conservation and Recovery Act (“RCRA”) 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste amendments of 1984; the Safe Drinking Water Act, 42 U.S.C §  300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §  9601 et seq.; as amended by the Superfund Amendments and Reauthorization Act, and the Emergency Planning and Community Right-to-Know Act; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; and the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; all as may be amended as of the date of the Contract, together with their implementing regulations and guidelines as of the date of this Contract. The term “Environmental Laws” shall also include all state, regional, county, municipal and other local laws, regulations, and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” shall include, without limitation, any hazardous substance, pollutant, or contaminant regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; pesticides regulated under FIFRA; asbestos, polycholorinated byphenyls, and other substances regulated under TSCA; source material; special nuclear material, and byproduct materials regulated under the Atomic Energy Act; industrial process and pollution control wastes to the extent regulated under applicable Environmental Laws, and any and all substances and materials which may pose a threat of harm to human health or the environment or which may be regulated by any Environmental Laws.
8.1.1.9        There are no material service or maintenance contracts or other contracts now in force between the Property Owner and any other party with respect to or affecting the Property, except for the Property Contracts set forth on Exhibit 8.1.1.9 attached hereto and by reference incorporated herein, and Seller has delivered or will deliver to Purchaser true, correct and complete copies of all of the Property Contracts and all amendments thereto set forth on Exhibit 8.1.1.9 in accordance with the terms of this Purchase Contract. For purposes of this representation and warranty, “material” service or maintenance contracts are contracts having payments of less than $300 per month individually or $10,000 in the aggregate.

8.1.1.10    Except as set forth on the Rent Roll, aged delinquency detail report and residence history report (the “Tenant Reports”), no rental under any of the Leases has been collected more than one (1) month in advance, and, except as disclosed on the Tenant Reports, there are no concessions, bonuses, free months’ rental, rebates, or other matters affecting the rental under any of the Leases. To the best of Property Owner’s knowledge and except as disclosed in the Tenant Reports, no tenant under any of the Leases has any outstanding amounts owned to Seller under their respective Lease.
8.1.1.11    As of Closing, to the best of Property Owner’s knowledge, Property Owner will have performed all of its material obligations under the Property Contracts and neither Property Owner nor the other party to any of the Property Contracts will be in default thereunder.
8.1.1.12    Property Owner is not a "foreign person" but is a "United States person" as such terms are defined in the Foreign Investment in Real Property Tax Act of 1980 and §§ 1445 and 7701 of the Internal Revenue Code (the “Code”).
8.1.1.13    Morrow is lawfully and duly organized, and in good standing under the laws of the state of Georgia and is authorized to transact business in the State of Texas as may be required under applicable Texas law. Morrow has all requisite power and authority to serve as the Manager of Property Owner, to enter into and perform its obligations under this Purchase Contract and to carry on its businesses in Georgia and Texas.
8.1.1.14    The Fixtures and Tangible Personal Property are free and clear of any liens, charges and encumbrances benefiting persons or entities claiming by, through or under Property Owner, other than liens, charges and encumbrances to be canceled at or prior to Closing.
8.1.2    Except for the representations and warranties expressly set forth above in Section 8.1.1, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL

FAULTS.” The Purchase Price and the terms and conditions set forth herein are the result of arm’s‑length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and, except as otherwise provided in this Purchase Contract, is not relying upon any information provided by Property Owner or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Property Owner, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the deeds conveying the Property and the representations set forth above). Except as otherwise expressly provided otherwise in this Purchase Contract, if Seller or Property Owner provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller, Seller’s partners, members, or affiliates or any of their respective partners, officers, directors, participants, employees, contractors, attorneys, consultants, representatives, agents, successors, assigns or predecessors‑in‑interest. Except for the warranties and representations of Property Owner herein, Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Property. Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing. Prior to Closing, Seller or Property Owner shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.
8.1.3    The representations and warranties made by the Seller and Morrow in this Section 8.1 shall survive the closing and shall constitute Surviving Obligations for a period of nine (9) months from the Closing Date.
8.1.4    Representations and warranties above made to the knowledge of Seller or Property Owner shall not be deemed to imply any duty of inquiry. For purposes of this Purchase Contract, the term Property Owner’s “knowledge” shall mean and refer only to the collective actual knowledge of the Designated Representative (as hereinafter defined) of the Property Owner. For purposes of this Purchase Contract, the term Property Owner’s “knowledge” shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Property Owner, or any affiliate of the Property Owner, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term Designated Representative shall refer to Lee Little, Regional Manager and Fred Hazel, Vice President.
8.2    Representations and Warranties of Seller and Morrow (Interests).
8.2.1    Seller and Morrow, on a joint and several basis, represent and warrant to Purchaser as follows as of the Effective Date and as of the Closing Date:

8.2.1.1        Seller, collectively, are the record and beneficial owners and holders of one hundred percent (100%) of the membership interests of Property Owner. Other than any encumbrances imposed by the operating agreement of the Property Owner (the “Operating Agreement”), the Interests are owed by Seller free and clear of any and all encumbrances and liens. Other than this Purchase Contract, there are no presently existing contracts relating to the issuance, sale, or transfer of any membership interest or any other equity interest of the Property Owner. Other than this Purchase Contract, there exist no outstanding or existing rights, warrants or options to acquire any of the Interest or other membership or equity interest of the Property Owner. None of the Interests are certificated and the Property Owner has not elected to opt into Article 8 of the Uniform Commercial Code. Seller has the power and authority to sell and convey the Interests and to execute the documents to be executed by Seller and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any other party not so received.
8.2.1.2          The copies of the Amended and Restated Operating Agreements of Property Owner, as applicable, previously provided by Seller to Purchaser are true, correct and complete copies in effect on the Effective Date of this Purchase Contract.
8.2.1.3         The copies of the organizational documents of Morrow, including, without limitation, its articles of incorporation and bylaws, provided by Seller to Purchaser as a part of the Materials are true, correct and complete copies in effect on the Effective Date of this Purchase Contract.
8.2.1.4     The Property Owner does not engage, and has never engaged, in any business other than the ownership, maintenance and operation of the Property and has no direct or indirect ownership interest in any other party and neither owns, leases nor has any tangible property other than the Property.
8.2.1.5     There are no restrictions on the sale of the Interests to Purchaser, and, on or before the Closing Date, there will be no security agreements, pledges, options, equities, charges, restrictions, mortgages, judgments, financing statements or other liens or encumbrances against the Interests. The Interests will be conveyed and assigned by Seller at Closing free and clear of any liens, claims and encumbrances.
8.2.1.6        The Property Owner has filed or caused to be filed (on a timely basis) all tax returns that are or were required to be filed by or with respect to the Property Owner pursuant to applicable legal requirements. Property Owner (i) has at all times been treated as partnership for federal income tax purposes, and, (ii) has paid all taxes, fees, charges, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes, and all interest, penalties and additions to tax relating thereto, imposed by any governmental authority (collectively, "Taxes") and due or assessed against it. No taxing authority has taken a position inconsistent with treatment as a partnership. None of the Seller, Morrow or Property Owner nor any other party has taken any action, or failed to take any action, that would cause the Property Owner to be treated as an association taxable as a corporation for income tax purposes. Nothwithstanding the three (3) year survival period prescribed for the representations and warranties contained in this Section 8.2, the representations and warranties contained in this Section 8.2.1.6 shall survive the Closing Date for a period of four (4) years.
8.2.1.7        All tax and informational returns filed by, for or in connection with the Property Owner are true, correct, and complete. No deficiencies for federal, state or other applicable Taxes have been claimed, assessed or, to Seller’s or Morrow’s knowledge, proposed against the Property

Owner by any governmental authority. There are no pending or, to Seller’s and Morrow’s knowledge, threatened audits, investigations or claims for or relating to any liability in respect of federal, state or other applicable Taxes, and there are no matters under discussion with any governmental authorities with respect to Federal, state or other applicable Taxes that could result in an assessment of Federal, state or other applicable Taxes against the Property Owner. Neither Property Owner, Seller nor Morrow has been notified that any taxing authority intends to audit a Federal, state or other applicable tax return for any other period for the Property Owner. Nothwithstanding the three (3) year survival period prescribed for the representations and warranties contained in this Section 8.2, the representations and warranties contained in this Section 8.2.1.7 shall survive the Closing Date for a period of four (4) years.
8.2.1.8     There are no defined benefit plans or defined contribution plans covering any person or employee of the Property Owner, if any, including, but not limited to, 401(k) plans, profit sharing plans, purchase money pension plans. The Property Owner has not put in place and is not subject to any VEBA, health plan, insurance benefit plan, nonqualified pension plan, mult-employer plan, Title IV plan, or any plan covered by or subject to ERISA.
8.2.1.9     Property Owner has no subsidiaries.
8.2.1.10     All policies or binders of insurance of any kind or nature covering the Property Owner or any of its properties or assets shall be terminated by Property Owner at Closing.
8.2.1.11 Other than the existing construction loans secured by the Property and ordinary and customary operating expenses, Property Owner has no material liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise. For purposes of this representation and warranty, a “material” liability or obligation is one that exceeds $500 individually or $1,500 in the aggregate.
8.2.1.12     There is no pending, threatened or unasserted legal or administrative proceeding by or against Property Owner. The Property Owner has complied with all applicable equal employment, worker compensation and labor laws, statutes, ordinances, rules and regulations.
8.2.1.13     Seller has no knowledge of any violation by Seller, Property Owner or, without any inquiry, by the entity which has held title to the Property during the five years preceding the Closing Date of (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. § 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import. Seller is not an entity with whom Purchaser is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Seller or any party that has ownership in or control over Seller (each, a “Seller Party”) being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

8.2.1.14      There are no actions, suits, judgments, summonses or proceedings pending against Seller or Property Owner relating to or arising out of any actual or alleged violation or breach of any code, law, rule, requirement or regulation of any entity or authority having jurisdiction over the Property, or arising out of Property Owner’s ownership of the Property, except for a mechanic’s lien filed against the Property for which a bond to discharge lien has been posted to remove the lien as an encumbrance of the Property; neither Seller nor Property Owner has received any notice of any alleged violation of any codes, ordinances, laws, rules, regulations or private restrictions affecting the Property, or any notice of a complaint filed against Property Owner in a civil action, and, to the knowledge of Seller, no action for any such alleged violation or filing of a complaint in a civil action has been threatened; and Seller shall cause Property Owner to promptly deliver any such notice or complaint, whether received prior to or after Closing, to Property Owner.
8.2.1.15     No Bankruptcy, insolvency, rearrangement or similar action involving Property Owner or Seller, whether voluntary or involuntary, is pending or threatened, and neither Property Owner nor Seller has ever:
(i)    filed a voluntary petition in bankruptcy;

(ii)
been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

(iii)	sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its properties, the Land and Improvements, personal property or any portion thereof, or

(iv)	made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due.
    8.2.1.16     Seller is not a "foreign person" but is a "United States person" as such terms are defined in the Foreign Investment in Real Property Tax Act of 1980 and §§ 1445 and 7701 of the Internal Revenue Code (the “Code”).
8.2.2    Except for the representations and warranties expressly set forth above in Section 8.2.1, the Interest is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.” The Purchase Price and the terms and conditions set forth herein are the result of arm’s‑length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and, except as otherwise provided in this Purchase Contract, is not relying upon any information provided by Property Owner or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Morrow, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the deeds conveying the Property and the representations set forth above). Except as otherwise expressly provided otherwise in this Purchase Contract, if Morrow, Seller or Property Owner provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Purchaser and Seller agree that Morrow, Seller or Property Owner has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller or Morrow, Seller’s partners, members, or affiliates or any of their respective partners, officers, directors, participants, employees, contractors, attorneys, consultants, representatives, agents, successors, assigns or predecessors‑in‑interest. Except for the warranties and representations of Seller in this Purchase Contract, Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Property. Except as otherwise expressly provided otherwise in this Purchase Contract, Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity of the Property Owner, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing. Prior to Closing, Seller or Property Owner shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.
8.2.3    The representations and warranties made by the Seller and Morrow in this Section 8.2 shall survive the Closing and shall constitute Surviving Obligations for a period of three (3) years from the Closing Date. Any claim brought for a breach of this Section 8.2 must be brought within three (3) years of the Closing Date for the Seller and Morrow to have liability.
8.3    Representations and Warranties of Purchaser
8.3.1    For the purpose of inducing Seller to enter into this Purchase Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:
8.3.2    With respect to Purchaser and its business, Purchaser represents and warrants, in particular, that:
8.3.2.1     Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. Purchaser is sophisticated and experienced in the acquisition, ownership, and operation of multi-family housing projects similar to the Property, and has full knowledge of all applicable federal, state and local laws, rules, regulations, and ordinances in connection therewith.
8.3.2.2         Purchaser, acting through any of its or their duly empowered and authorized officers, joint venturers, partners, managers, or members, has all necessary power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Purchase Contract and to perform its obligations hereunder; and no consent of any of Purchaser’s officers, joint venturers, partners, managers, or members are required to so empower or authorize Purchaser to enter into this Purchase Contract. Prior to Closing, Purchaser shall have all necessary power and authority to execute and deliver the documents and instruments required of Purchaser at Closing.
8.3.3.3        No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Purchase Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

8.3.3.4        Purchaser is duly authorized to execute and deliver, acting through its duly empowered and authorized officers, joint venturers, partners, managers, and members, respectively, and perform this Purchase Contract, and such execution, delivery and performance by Purchaser does not (i) violate any of the provisions of their respective articles of incorporation or organization, operating agreements, partnership agreements or bylaws, (ii) violate any provision of any law, governmental rule or regulation currently in effect, (iii) violate any judgment, decree, writ, injunction, award, determination or order currently in effect that names or is specifically directed at Purchaser or its property, and (iv) require the consent, approval, order or authorization of, or any filing with or notice to, any court or other governmental authority.
8.3.3.5        The joinder of no person or entity other than Purchaser is necessary to consummate the transactions to be performed by Purchaser and Purchaser has all necessary right and authority to perform such acts as are required and contemplated by this Purchase Contract.
ARTICLE 9
CONDITIONS PRECEDENT TO CLOSING
9.1    Purchaser’s obligation to close under this Purchase Contract shall be subject to and conditioned upon the fulfillment in all material respects of each and all of the following conditions precedent:
9.1.1    All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered and shall be in form and substance required by this Purchase Contract.
9.1.2    Seller’s representations and warranties set forth in this Purchase Contract shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date and as of the Effective Date as though such representations and warranties were made at and as of such date and time.
9.1.3    Seller shall have complied with, fulfilled and performed, in each case in all material respects, each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder.
9.1.4    There shall not be pending or, to the knowledge of either Purchaser or Seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Purchase Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser.
9.1.5 The Improvements (including, but not limited to, the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be at Closing in substantially the same condition as on the Effective Date of this Purchase Contract except for normal wear and tear and such damage from casualty or condemnation that is waived or accepted under ARTICLE 13 hereof.
9.1.6    The conversion of the Property Owner from a Georgia limited liability company to a Delaware limited liability company in accordance with the laws of the State of Delaware on or prior to the Closing Date. Seller hereby agrees to reasonably cooperate (at no third party cost to Seller) with Purchaser in effecting such conversion.

9.2    Without limiting any of the rights of Seller elsewhere provided for in this Purchase Contract, Seller’s obligation to close with respect to conveyance of the Property under this Purchase Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:
9.2.1    Purchaser’s representations and warranties set forth in this Purchase Contract shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date and as of the Effective Date as though such representations and warranties were made at and as of such date and time.
9.2.2    Purchaser shall have complied with, fulfilled and performed, in each case in all material respects, each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder.
ARTICLE 10
BROKERAGE
10.1    Except for Colliers International (“Broker”), Seller and Purchaser each represents and warrants to the other that it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Purchase Contract, and each party agrees to indemnify the other party from and against all claims for brokerage commissions and finder’s fees arising from or attributable to the acts of omissions of the indemnifying party. The provisions of this Section shall survive the Closing or termination of this Purchase Contract.
10.2    At Closing Seller agrees to pay Broker a commission according to the terms of a separate agreement. Broker shall not be deemed a party or third party beneficiary of this Purchase Contract.
ARTICLE 11
POSSESSION
11.1    Possession of the Property subject to the Permitted Exceptions and the Leases shall be delivered to Purchaser at the Closing.
ARTICLE 12DEFAULTS AND REMEDIES
12.1    If Purchaser terminates this Purchase Contract (for any reason other than a Seller default hereunder or termination expressly permitted herein) or Purchaser materially defaults hereunder on or prior to the Closing Date not cured by the Closing Date and consummation of the Closing does not occur by reason of such termination or material default by Purchaser, Seller and Purchaser agree that it would be impractical and extremely difficult to estimate the damages which Seller may suffer. Therefore, Seller and Purchaser hereby agree that, except for the Purchaser’s obligations to Seller under Section 5.3 hereof, the reasonable estimate of the total net detriment that Seller would suffer in the event that Purchaser terminates this Purchase Contract or materially defaults hereunder on or prior to the Closing Date is and shall be, and Seller’s sole remedy (whether at law or in equity) shall be, the right to receive from the Title Insurer and retain the full amount of the Deposit as liquidated damages. The payment and performance of the above as liquidated damages is not intended as a forfeiture or penalty within the meaning of applicable law and is intended to settle all issues and questions about the amount of damages suffered by Seller in the applicable event, except only for damages under Purchaser’s Surviving Obligations, irrespective of the time when the inquiry about such damages may take place. Upon any such failure by Purchaser hereunder, this Purchase Contract shall be terminated, and neither party shall have any further rights or obligations hereunder, each to the other, except for the Purchaser’s obligations to Seller under Purchaser’s Surviving Obligations, and the right of Seller to collect such liquidated damages to the extent not theretofore paid by Purchaser.
12.2    Provided that Purchaser has not terminated this Purchase Contract and is not otherwise in material default hereunder, if the Closing does not occur as a result of Seller’s material default hereunder, Purchaser’s sole remedy shall be (i) to elect to terminate this Purchase Contract and receive reimbursement of the Deposit and be paid by Seller (A) Purchaser’s actual and verifiable out-of-pocket third party costs and expenses paid to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to this Purchase Contract, and Purchaser’s attorneys in connection with negotiation of this Purchase Contract and matters related thereto, in an aggregate amount not to exceed $150,000.00, and (B) Purchaser’s actual and verifiable application or commitment fee, rate lock or other non-refundable fee paid to any prospective lender in an amount not to exceed $1,100,000.00; or (ii) to seek specific performance of this Purchase Contract.
ARTICLE 13
RISK OF LOSS OR CASUALTY
13.1    The risk of loss of damage to the Property by reason of any insured or uninsured casualty during the period through and including the Closing Date shall be borne by Seller. Seller and Property Owner covenant and agree to maintain all of its existing insurance coverage upon the Property in full force and effect until the Closing Date, without material modification thereto. In the event of any “material damage,” as hereinafter defined, to or destruction of the Property or any portion thereof, Purchaser may, at its option, by Notice given to Seller within ten (10) days after Purchaser is notified of such material damage or destruction: (i) unilaterally terminate this Purchase Contract except the Surviving Obligations shall survive and the Deposit shall be immediately returned to Purchaser; or (ii) proceed under this Purchase Contract with no reduction in the Purchase Price, receive any insurance proceeds due Seller or Property Owner as a result of such damage or destruction (including any rent loss insurance applicable to the period from and after the Closing Date), together with the amount of any deductible with respect to such insurance proceeds, and assume responsibility for repair of the Property. If the Property is not materially damaged, then Purchaser shall not have the right to terminate this Purchase Contract, but all insurance proceeds (including any rent loss insurance applicable to the period from and after the Closing Date), together with the amount of any deductible with respect to such insurance proceeds, shall be paid or assigned to Purchaser and Purchaser shall assume responsibility for such repair. For purposes of this paragraph, “material damage” means damages reasonably estimated to exceed $250,000.00 to repair, as determined by an independent insurance claims adjuster doing business in the county in which the Land is located, which claims adjuster shall be reasonably satisfactory to Seller and Purchaser.

ARTICLE 14
14.1    In the event that at the time of Closing all or any part of the Property is (or has previously been) acquired, or is about to be acquired, by authority of any governmental agency (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Purchase Contract (except the Surviving Obligations shall survive) by giving written Notice within fifteen (15) days of Purchaser’s receipt from Seller of written Notice of the occurrence of such event and recover the Deposit hereunder, or to settle in accordance with the terms of this Purchase Contract for the full Purchase Price and receive the full benefit or any condemnation award. It is expressly agreed between the parties hereto that this paragraph shall in no way apply to customary dedications for public purposes that may be necessary for the development of the Property.
ARTICLE 15
MISCELLANEOUS
15.1    Exhibits and Riders
All Exhibits and Riders annexed hereto are a part of this Purchase Contract for all purposes. In the event any Riders are annexed hereto and there are any conflicts between the terms of this Purchase Contract and the Riders, the terms of the Riders shall supersede and control.
15.2    Assignability
Subject to Section 15.19 hereof, except for an assignment to a wholly owned subsidiary of Purchaser or to a single purpose entity formed and controlled by one or more affiliates of Purchaser, in which event, the consent of Seller shall not be required provided Purchaser promptly notifies Seller of such assignment, this Purchase Contract is not assignable by any party hereto without first obtaining the prior written approval of the non-assigning party. If Seller permits Purchaser to assign this Purchase Contract or if Purchaser assigns this Purchase Contract to a wholly owned subsidiary of Purchaser or to a single purpose entity formed and controlled by one or more affiliates of Purchaser in accordance with the terms of this Section 15.2, Purchaser shall not be relieved of any liability hereunder.
15.3    Binding Effect
This Purchase Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representatives, successors and permitted assigns.
15.4    Captions
The captions, headings, and arrangements used in this Purchase Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.
15.5    Number and Gender of Words
Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

15.6    Notices
All notices, demands, requests and other communications required pursuant to the provisions of this Purchase Contract (“Notice”) shall be in writing and shall be deemed to have been properly given or served for all purposes (i) if sent by Federal Express or any other nationally recognized overnight carrier for next business day delivery, on the first business day following deposit of such Notice with such carrier, (ii) if personally delivered, on the actual date of delivery, (iii) if sent by certified mail, return receipt requested postage prepaid, on the fifth (5th) business day following the date of mailing, or (iv) if sent by facsimile or electronic mail, on the date of delivery provided the sender maintain a copy of evidence of successful transmission and also delivers the Notice via overnight delivery addressed as follows:

If to Seller:

c/o Davis Development
403 Corporate Center Drive
Suite 201
Stockbridge, Georgia 30281
Telephone (770) 474-4345
Facsimile (770) 474-5213
Email: fred@davisdevga.com
Attention: Fred S. Hazel

With a copy to:

Davis Development
403 Corporate Center Drive
Suite 201
Stockbridge, Georgia 30281
Telephone (770) 474-4345
Facsimile (770) 474-5213
Email: lance.chernow@davisdevga.com
Attention: Lance A. Chernow

If to Purchaser:
Preferred Apartment Communities
3284 Northside Parkway
Suite 150
Atlanta, Georgia 30327
Telephone: (770) 818-4108
Email: jsprain@pacapts.com
Attention: Jeffrey R. Sprain

Preferred Apartment Communities
3284 Northside Parkway
Suite 150
Atlanta, Georgia 30327
Telephone: (770) 818-4124
Email: jsherman@pacapts.com
Attention: Jeff Sherman

With a copy to: SFW Advisors, P.C. 1775 Woodstock Road Suite 100 Roswell, Georgia 30075 Telephone: (678) 507-1020 Email: swhite@sfwadvisors.com Attention: Stephen F. White
Any of the parties may designate a change of address by Notice in writing to the other parties. Whenever in this Purchase Contract the giving of Notice by mail or otherwise is required, the giving of such Notice may be waived in writing by the person or persons entitled to receive such Notice. The respective attorneys for the Seller and Purchaser may give and receive Notices on behalf of their respective clients.

15.7    Governing Law And Venue
The laws of the state in which the Land is situated shall govern the validity, construction, enforcement, and interpretation of this Purchase Contract, unless otherwise specified herein except for the conflict of law provisions thereof. All claims, disputes and other matters in question arising out of or relating to this Purchase Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court for the district in which the Land is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.
15.8    Entirety And Amendments; Survival
This Purchase Contract embodies the entire Purchase Contract between the parties and supersedes all prior purchase contracts and understandings, if any, relating to the Property, and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All terms and provisions of this Purchase Contract shall be merged into the Closing documents and shall not survive Closing, unless expressly set forth to the contrary in this Purchase Contract. Seller authorizes Morrow to amend this Purchase Contract without the need for signatures from each Seller.
15.9    Severability
If any provision of this Purchase Contract is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable. The Purchase Contract shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Purchase Contract; and the remaining provisions of this Purchase Contract shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Purchase Contract. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Purchase Contract a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible to make such provision legal, valid, and enforceable.
15.10    Multiple Counterparts
This Purchase Contract may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one Purchase Contract. In making proof of this Purchase Contract, it shall not be necessary to produce or account for more than one such counterparts.
15.11    Further Acts
In addition to the acts and deeds recited herein and contemplated and performed, executed and/or delivered by Seller and Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered any and all such further acts, deeds, and assurances as may be necessary to, and to use their respective best efforts to consummate the transactions contemplated hereby.
15.12    Construction
No provision of this Purchase Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Purchase Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

15.13    Confidentiality
Purchaser, Seller and their respective agents shall not disclose the terms and conditions contained in this Purchase Contract and shall keep the same confidential; provided, however, that notwithstanding the foregoing, Purchaser may disclose the terms and conditions of this Purchase Contract (i) as required by law, (ii) to undertake its due diligence hereunder and to consummate the transactions contemplated by this Purchase Contract or any financing relating thereto, or (iii) to Purchaser’s or Seller’s lenders, attorneys and accountants. Neither party hereto shall make any public statements or announcements, or issue any press releases, relating to the transactions contemplated hereby without the prior approval of the other party hereto (unless such statement, announcement, or press release is required by any applicable securities law or any rule or regulation of the New York Stock Exchange, in which case such prior approval is not required). Notwithstanding the foregoing, Purchaser shall have the right after the expiration of the Feasibility Period to release a press notice containing only such information as Purchaser is required to include in its filing of Form 8-K with the Securities and Exchange Commission reporting the entry of a “Material Definitive Agreement” immediately following the full execution of this Purchase Contract by the parties. Any information provided by Seller to Purchaser under the terms of this Purchase Contract is for informational purposes only. In providing such information to Purchaser, except as set forth herein, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded. Except as set forth herein, Purchaser shall not in any way be entitled to rely upon the accuracy of such information. Such information is also confidential and, except as set forth herein, Purchaser shall be prohibited from making such information public to any other person or entity other than its agents and legal representatives, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion. The provisions of this Section shall survive the Closing or termination of this Purchase Contract.
15.14    Non-Solicitation of Employees
Purchaser acknowledges and agrees that, without the consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit or contact any of Property Owner’s employees for potential employment, other than employees located at the Property for potential employment at the Property following Closing.
15.15    Time of The Essence
It is expressly agreed by the parties hereto that time is of the essence with respect to this Purchase Contract.
15.16    Cumulative Remedies And Waiver
Except as expressly provided otherwise in this Purchase Contract, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies herein conferred or referred, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Purchase Contract. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Purchase Contract shall be established by conduct, custom, or course of dealing.

15.17    Litigation Expenses
In the event either party hereto commences litigation against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation.
15.18    Time Periods
Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.
15.19    Exchange

Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.
15.20    Liability of Individuals
Purchaser acknowledges that, except as otherwise provided in this Section 15.20, Beaver Creek Trust, Fred S. Hazel, Lance A. Chernow, Keli J. Hazel, Jeffrey S. Greene, Stephen Michael Davis, Blake Miguel Davis Trust and Blake Miguel Davis Trust 2012 (the “Exempt Parties”) shall have no personal liability under this Purchase Contract or any document executed in connection with the transactions contemplated by this Purchase Contract. The Exempt Parties shall have personal liability for the representations and warranties contained in Section 8.2.1 hereof to the extent that such representations and warranties survive the Closing. Except for the specific obligation to assign the Interests, Purchaser agrees that any and all claims relating to this Purchase Contract shall be brought against Morrow and not the Exempt Parties, except for any claims relating to this Purchase Contract arising out of the willful misconduct or fraudulent acts of the Exempt Parties.
15.21    Net Worth Requirement

Morrow and Davis hereby represent and warrant to Purchaser that (i) Morrow has, as of the Effective Date and the Closing Date, a liquid net worth of at least Ten Million Dollars ($10,000,000), and (ii) the letter written and signed by David Deeter of Frazier & Deeter, LLC delivered to Purchaser as a part of the Materials presents fairly the financial condition and liquidity of Morrow and Davis as of the Effective Date. Further, Morrow and Davis covenant and agree that for a period of three (3) years after the Closing Date, Morrow shall maintain a liquid net worth of at least Ten Million Dollars ($10,000,000). The aforesaid representation, warranty and covenant of Morrow and Davis shall constitute

Surviving Obligations for a period of three (3) years from the Closing Date, and notwithstanding anything to the contrary contained herein, any and all claims relating to a breach of the aforesaid representation, warranty and covenant shall be brought against Morrow and/or Davis.

15.22    Indemnified Matters
Morrow agrees to protect, defend, indemnify and hold harmless Purchaser, Property Owner and Purchaser’s members, partners, legal representatives, successors, assigns, agents, stockholders, officers, directors, employees and affiliates (the “Indemnified Parties”) from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ and experts’ fees and expenses), causes of action (whether in tort or contract, in law or in equity), court costs, suits, judgments, disbursements, charges, assessments, liability, claims and demands whatsoever in law or in equity (collectively “Claims”), incurred or suffered by the Indemnified Parties arising out of or in connection with the Indemnified Matters (as defined below). Morrow, at its expense, must assume on behalf of the Indemnified Parties and conduct with due diligence and in good faith the defense of any Indemnified Matter. The defense must be by counsel satisfactory to the Purchaser, but Purchaser agrees not to unreasonably withhold or delay its approval of such counsel. Purchaser further agrees to cooperate in Morrow's defense of any action or proceeding brought by a person or entity in connection with any Indemnified Matter. Any final settlement by Morrow of any action or proceeding in connection with any Indemnified Matter shall be subject to approval by Purchaser, which approval may not be unreasonably withheld or delayed. Each Indemnified Party has the right, at its option, to be represented by advisory counsel of its own selection and at its own expense. If Morrow fails to fully perform its indemnification, hold harmless, and defense obligations, each Indemnified Party, at its option, and without relieving Morrow of their obligations under this Section, may so perform, but Morrow must reimburse such Indemnified Party for all costs and expenses so incurred, together with interest at the maximum contractual rate permitted at law. The provisions of this Section 15.22 hereof shall survive the Closing or termination of this Purchase Contract. “Indemnified Matters” means the following:
(a)    all obligations, liabilities and matters arising and relating to persons who were employees of Property Owner for periods prior to the Closing Date, including, without limitation, any of the following related to such persons: social security withholding, compensation, back pay, workers compensation, penalties, benefits, and unemployment amounts, taxes, 401(k) plans, profit sharing plans, purchase money pension plans and similar matters;
(b)    actions, proceedings, litigation or governmental investigations filed against Property Owner relating to matters occurring prior to the Closing Date;
(c)    the Leases and Property Contracts as to events occurring prior to the Closing Date;
(d)    any existing or prior financing entered into by Property Owner or secured by the Property;
(e)    bodily injury (including illness, disability, and death, and provided that such bodily injury occurred or manifested itself prior to the Closing Date), property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Property Owner, in any way arising from or allegedly arising from any acts of the Property Owner or the operation of the Property by the Property Owner on or prior to the Closing Date.
15.23    Audited Financial Statements

Seller hereby agrees (i) to reasonably cooperate (at no third party cost to Seller) with Purchaser during the term of this Purchase Contract and subsequent to Closing in the preparation by Purchaser and its advisors, at Purchaser’s sole cost and expense, of audited financial statements of the Property for the most recent completed fiscal year of Seller and the current fiscal year-to-date that comply with Form 8-K filing requirements and Rule 3-14 of Regulation S-X, both as promulgated by the United States Securities and Exchange Commission, including current and historical operating statements and information regarding the Property, and (ii) deliver to Purchaser an audit representation letter in the form attached hereto and made a part hereof as Exhibit 15.23. The provisions of this Section 15.23 hereof shall survive the Closing until such time as all filing requirements of Purchaser regarding Purchaser’s acquisition of the Interests have been satisfied.
15.24    Tax Matters
Seller shall prepare or cause to be prepared and file or cause to be filed all tax returns for Property Owner for all periods ending on or prior to the Closing Date which are filed after the Closing Date. All such tax returns shall be prepared in a manner consistent with all prior tax returns. Seller shall provide Purchaser with any such tax returns at least thirty (30) days prior to filing, shall permit Purchaser to review and comment upon such Tax Returns prior to filing and shall reflect all reasonable comments of Purchaser in such tax returns. The provisions of this Section 15.24 hereof shall survive the Closing or termination of this Purchase Contract.
ARTICLE 16
OPERATION OF THE PROPERTY
16.1    After the Effective Date, Seller and Morrow covenant that Property Owner (a) shall only enter into new Leases or renew existing Leases provided that same are made at arm’s length, at the rents and with no concessions other than as set forth on Exhibit 16.1 attached hereto and made a part hereof, for a term of not less than nine (9) months and not more than thirteen (13) months and in accordance with Property Owner’s customary leasing procedures, such leasing procedures being delivered to Purchaser as a part of the Materials, (b) shall only modify, terminate (upon a tenant default) or accept the surrender or forfeiture of any of the Leases in the ordinary course of business and (c) shall not modify any of the Property Contracts without first obtaining the written consent of Purchaser, which consent shall be given or withheld in Purchaser’s sole discretion.
16.2    Except as specifically set forth in this ARTICLE 16, Morrow and Seller shall (a) cause the Property Owner to operate the Property after the Effective Date in the ordinary course of business and (b) maintain the Improvements in their condition as of the Effective Date, ordinary wear and tear excluded, and (c) manage and market the lease up of the Property in a manner consistent with prudent business practices, including, without limitation, maintaining the same levels of staffing and personnel at the Property as currently maintained on the Property. Except as necessary in the Seller’s or Morrow’s sole discretion to address any life or safety issue at the Property, Seller and Morrow covenant that Property Owner will not make any material alterations to the Property or remove any of the Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be given or withheld in Purchaser’s sole discretion. Seller and Morrow shall cause Property Owner to comply with or cure all notices of violation of present and hereafter issued all applicable federal, state, municipal and other governmental laws, ordinances, requirements, rules, regulations, notices and orders, and all agreements, covenants, conditions, easements and restrictions relating to the Property. Morrow and Seller shall cause Property Owner not to sell, further pledge, encumber or otherwise transfer or dispose of all or any part of any Property (except for such items of Fixtures and Tangible Personal Property as become obsolete or are disposed of in the ordinary course and only if replaced by an item of like quality and functionally unless same is no longer necessary for the operation of the Property). Morrow and Seller shall cause Property Owner not to initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any portion of the Property.
16.3    Any new Property Contract entered into after the date hereof shall be subject to the covenants, representations and warranties set forth in this Purchase Contract and applicable to Property Contracts.
16.4    Morrow and Seller shall cause the Property Owner to maintain in full force and effect property insurance on the Property, which insurance provides for casualty insurance covering the full replacement value of the Property.
16.5    On the Closing Date, all vacant units within the Property shall be in “rent ready condition,” except those units which were occupied and which became vacant within five (5) Business Days prior to the Closing Date. With respect to any such units becoming vacant within the five (5) Business Day period prior to the Closing Date that are not “rent-ready” on the Closing date, Seller shall provide Purchaser with a credit against the Purchase Price at Closing of Eight Hundred and 00/100 ($800.00) Dollars per unit. The term “rent-ready condition” shall mean: interior carpets have been cleaned or replaced as necessary, freshly painted interior walls, working kitchen appliances (and water heaters and HVAC to the extent such items serve only the individual vacant unit(s)), and no material damage to the doors, walls, ceilings, floors or windows inside such vacant units.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]

NOW WHEREFORE, the parties hereto have caused this Purchase Contract to be executed and delivered as of the date first set forth above.

Date of Execution: December 1, 2014

PROPERTY OWNER:
NORTHPOINTE INVESTORS, LLC, a
Georgia limited liability company

By: Morrow Investors, Inc., a Georgia
             corporation, Its Manager

             By:_/s/ Fred S. Hazel____________
         Fred S. Hazel, Vice President

December 1, 2014	VILLAS FAIRFIELD PARTNERS, LLC, a Georgia limited liability company By: Morrow Investors, Inc., a Georgia corporation, Its Manager By:_/s/ Fred S. Hazel____________ Fred S. Hazel, Vice President

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Date of Execution: December 1, 2014	MORROW: MORROW INVESTORS, INC., a Georgia Corporation By:_/s/ Fred S. Hazel_____________ Fred S. Hazel, Vice President
December 1, 2014	DAVIS: /s/ Migueal B. Davis_____________ Migueal B. Davis (For purpose of the representation, warranty and covenant made in Section 15.21 hereof)

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE

Date of Execution:    SELLER:

December 1, 2014                BEAVER CREEK TRUST

By:    Briarcliff Management, LLC, a
Nevada limited liability company,
Trustee

By: /s/ Fred S. Hazel    _______________
Fred S. Hazel, Member

By: /s/ Stephen Michael Davis_________
Stephen Michael Davis, Member

By: /s/ David A. Deeter_______________
David A. Deeter, Member

December 1, 2014                /s/ Fred S. Hazel
Fred S. Hazel

December 1, 2014                /s/ Lance A. Chernow
Lance A. Chernow

December 1, 2014                /s/ Keli J. Hazel
Keli J. Hazel

December 1, 2014                /s/ Jeffrey S. Greene____________________
Jeffrey S. Greene

December 1, 2014                /s/ Stephen Michael Davis________________
Stephen Michael Davis

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

December 1, 2014                BLAKE MIGUEL DAVIS TRUST

By: /s/ David A. Deeter___________________
David A. Deeter, Co-Trustee

By: /s/ Stephen Michael Davis______________
Stephen Michael Davis, Co-Trustee

December 1, 2014                BLAKE MIGUEL DAVIS TRUST (2012)

By: /s/ David A. Deeter___________________
David A. Deeter, Co-Trustee

By: /s/ Stephen Michael Davis______________
Stephen Michael Davis, Co-Trustee

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

Date of Execution:	PURCHASER:

December 1, 2014	PREFERRED APARTMENT COMMUNITIES OPERATINGPARTNERSHIP, L.P., a Delaware limited partnership

By: Preferred Apartment Advisors, LLC, a Delaware limited liability company, its Agent

By: _/s/ Jeffrey R. Sprain________
Jeffrey R. Sprain,
its General Counsel

EXHIBIT A

_____________________________

Members of Northpointe Investors, LLC and Villas Fairfield Partners, LLC:

Beaver Creek Trust
Fred S. Hazel
Lance A. Chernow
Keli J. Hazel
Jeffrey S. Greene
Stephen Michael Davis
Blake Miguel Davis Trust
Blake Miguel Davis Trust 2012

EXHIBIT 1.1.10
LEGAL DESCRIPTION OF THE FAIRFIELD LAND
[On File with Company]

EXHIBIT 1.1.25
LEGAL DESCRIPTION OF THE NORTHPOINTE LAND
[On file with Company]

EXHIBIT 3.1.2
FORM OF ESCROW AGREEMENT
Project Name:
The Avenues at Northpointe
Avenues at Cypress

This Escrow Agreement (this “Agreement”), dated as of December ___, 2014, by and among the parties listed on Exhibit A attached thereto and made a part hereof (collectively, Seller”), PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Purchaser”) and CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”);

WITNESSETH:

WHEREAS, Purchaser has entered into a Purchase and Sale Contract dated December ___, 2014 (the “Contract”) with Seller, whereby Seller has agreed to sell and Purchaser has agreed to buy certain premises described on Exhibit B attached hereto and made a part hereof (the “Premises”); and

WHEREAS, pursuant to the provisions of the Contract, Seller and Purchaser have requested that Escrow Agent act as escrow agent under the Contract, and Purchaser has tendered good funds to Escrow Agent in the amount of $1,000,000.00 representing the Initial Deposit; and

WHEREAS, on or before two (2) business days after the expiration of the Feasibility Period, Purchaser is required to deliver to Escrow Agent $1,000,000.00 representing the Second Deposit;

WHEREAS, the Initial Deposit and Additional Deposit are collectively referred to as the “Deposit;” and

WHEREAS, Purchaser, Escrow Agent and Seller wish to more particularly set forth and define the rights, obligations and duties of Escrow Agent in and to the Deposit as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Seller and Escrow Agent hereby agree as follows:

1.All capitalized terms not defined herein shall have the same meaning set forth in Contract.

2.The Deposit is to be held in an interest-bearing account, pursuant to the Contract, with interest payable to Purchaser. Purchaser’s Federal Tax Identification Number is 27-2609875. The

wire transfer instructions for Escrow Agent are set forth on Exhibit C attached hereto and made a part hereof.

3.Both Purchaser and Seller shall give notice to Escrow Agent at least two (2) business days prior to Closing pursuant to the Contract. Such notice shall also include instructions for disbursement of the Deposit and the documents to be signed and delivered by Seller and Purchaser at Closing in accordance with the Contract.

4.Upon notice from Purchaser to Escrow Agent that it has terminated the Contract pursuant to the terms of Section 5.2 of the Contract, the Initial Deposit shall immediately be returned to Purchaser and no notice from Seller shall be required. Both Purchaser and Seller shall give notice to Escrow Agent for the disbursement of the Deposit in all other instances as provided in the Contract, except in a notice of default in which case unilateral notice may be given. In the event Escrow Agent receives such unilateral notice of default, Escrow Agent shall promptly notify the party alleged to have defaulted and if such party fails to notify Escrow Agent of its dispute of a default within ten (10) days of receipt of Escrow Agent’s notice, then Escrow Agent may disburse the Deposit in accordance with the unilateral notice of the party claiming default. If Escrow Agent does receive notice disputing a claim of default within said ten (10) day period, then Escrow Agent may treat such as a dispute between Purchaser and Seller and act in accordance with the terms of Paragraph 6 hereof.

5.Purchaser and Seller agree that (i) Escrow Agent is a mere stakeholder with respect to the Deposit and/or other monies payable to Escrow Agent as escrow agent under the Contract and/or this Escrow Agreement, and (ii) Escrow Agent has no liability with respect to said Deposit and other monies, except for gross negligence and/or willful neglect on the part of Escrow Agent.

6.In the event of a dispute between Purchaser and Seller with respect to the Deposit and/or other monies payable to Escrow Agent as escrow agent under the Contract and/or this Escrow Agreement, Escrow Agent has the right, at its exclusive discretion, to deposit the Deposit into any court having jurisdiction over the dispute between Purchaser and Seller. In the event Escrow Agent exercises its rights under this paragraph, (a) all reasonable costs incurred by Escrow Agent (including but not limited to reasonable attorney’s fees actually incurred) shall be borne equally by Seller and Purchaser, and (b) all obligations of Escrow Agent under the Contract and/or this Escrow Agreement shall terminate (except for liability of Escrow Agent for gross negligence and/or willful neglect as aforesaid).

7.All reasonable costs incurred by Escrow Agent as escrow agent under the Contract and/or this Escrow Agreement (except costs or liabilities arising from Escrow Agent’s gross negligence and/or willful neglect) shall be borne equally by Seller and Purchaser, and each such party agrees to indemnify and hold harmless Escrow Agent to the extent of such party’s respective liability for any loss, costs, claim against Escrow Agent as escrow agent under the Contract and/or this Escrow Agreement (except for Escrow Agent’s gross negligence and/or willful neglect).

8.All notices, demands, requests and other communications required pursuant to the provisions of this Agreement (“Notice”) shall be in writing and shall be deemed to have been properly given or served for all purposes (i) if sent by Federal Express or any other nationally recognized overnight carrier for next business day delivery, on the first business day following deposit of such Notice with such carrier, (ii) if personally delivered, on the actual date of delivery, (iii) if sent by certified mail, return receipt requested postage prepaid, on the fifth (5th) business day following the date of mailing, or (iv) if sent by facsimile or electronic mail, on the date of delivery provided the sender maintain a copy of evidence of successful transmission and also delivers the Notice via overnight delivery addressed as follows:

If to Seller:

c/o Davis Development
403 Corporate Center Drive
Suite 201
Stockbridge, Georgia 30281
Telephone (770) 474-4345
Facsimile (770) 474-5213
Email: fred@davisdevga.com
Attention: Fred S. Hazel

With a copy to:

Davis Development
403 Corporate Center Drive
Suite 201
Stockbridge, Georgia 30281
Telephone (770) 474-4345
Facsimile (770) 474-5213
Email: lance.chernow@davisdevga.com
Attention: Lance A. Chernow

If to Purchaser: Preferred Apartment Communities 3284 Northside Parkway Suite 150 Atlanta, Georgia 30327 Telephone: (770) 818-4108 Email: jsprain@pacapts.com Attention: Jeffrey R. Sprain

Preferred Apartment Communities
3284 Northside Parkway
Suite 150
Atlanta, Georgia 30327
Telephone: (770) 818-4124
Email: jsherman@pacapts.com
Attention: Jeff Sherman

With a copy to:

SFW Advisors, P.C.
1775 Woodstock Road
Suite 100
Roswell, Georgia 30075
Telephone: (678) 507-1020
Email: swhite@sfwadvisors.com
Attention: Stephen F. White

If to Escrow Agent:

Chicago Title Insurance Company
5565 Glenridge Connector
Suite 300
Atlanta, Georgia 30342
Telephone (404) 303-3203
Facsimile (404) 419-3205
Email: chris.valentine@ctt.com
Attention: Christopher J. Valentine

9.This Escrow Agreement may be executed in counterparts. This Escrow Agreement shall be governed by the laws of the state in which the Premises are located.

10.Escrow Agent shall not charge an escrow fee for the holding and disbursement of the Deposit pursuant to the Contract.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed by the parties hereto, to be effective as of the date above written.

PURCHASER:

PREFERRED APARTMENT                                     COMMUNITIES OPERATING                                     PARTNERSHIP, L.P., a Delaware                                     limited partnership

By: Preferred Apartment Advisors,                                      LLC, a Delaware limited liability                                  company, its Agent

By: __________________________

Jeffrey R. Sprain, its General Counsel

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

SELLER:

BEAVER CREEK TRUST

By:    Briarcliff Management, LLC, a Nevada
limited liability company, Trustee

By:_______________________________
Fred S. Hazel, Member

By: _______________________________
Stephen Michael Davis, Member

By: _______________________________
David A. Deeter, Member

Fred S. Hazel

Lance A. Chernow

Keli J. Hazel

____________________________________
Jeffrey S. Greene

____________________________________
Stephen Michael Davis

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

BLAKE MIGUEL DAVIS TRUST

By: __________________________________
David A. Deeter, Co-Trustee

By: __________________________________
Stephen Michael Davis, Co-Trustee

BLAKE MIGUEL DAVIS TRUST (2012)

By: __________________________________
David A. Deeter, Co-Trustee

By: __________________________________
Stephen Michael Davis, Co-Trustee

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

ESCROW AGENT:

Chicago Title Insurance Company

By:
Print Name:
Title:

EXHIBIT A

SELLERS:

Beaver Creek Trust
Fred S. Hazel
Lance A. Chernow
Keli J. Hazel
Jeffrey S. Greene
Stephen Michael Davis
Blake Miguel Davis Trust
Blake Miguel Davis Trust 2012

EXHIBIT B

LEGAL DESCRIPTION

EXHIBIT C

ESCROW AGENT’S WIRING INSTRUCTIONS

ABA#:

BANK:

ACCOUNT #:

CREDIT TO:

CONTACT:
PHONE:
EMAIL:

PLEASE REFERENCE:        THE AVENUES AT NORTHPOINTE
AVENUES AT CYPRESS

EXHIBIT 5.5
THE MATERIALS

1.	Rent roll for the Property (when available and upon request) together with the form lease currently in use at the Property, copies of tenant leases and copies of tenant files.

2.	Licenses and Permits (excluding construction).

3.	Copies of the most current real estate or personal property ad valorem tax statements for the Property.

4.	Copies of all property contracts (even those not terminable within 90 days).

5.	Personal Property Inventory.

6.	Insurance loss runs, if any.

7.	Occupancy Reports.

8.	Architectural, mechanical, electrical, plumbing, drainage, construction, and similar plans, specifications and blueprints relating to the Improvements.

9.	Operating statements itemizing income and expense items for the Property (when available and upon request).

10.	Existing Title Policy and Recorded Exceptions.

11.	Existing ALTA/ACSM As-Built Survey.

12.	Organizational Documents.

13.	2012 and 2013 Federal Tax Return.

14.	Existing environmental reports and assessments for the Property, including, without limitation, any Phase I or Phase II environmental reports.

EXHIBIT 6.2
TITLE MATTERS

EXHIBIT 7.2.1.1
ASSIGNMENT AND ASSUMPTION OF INTERESTS

This Assignment and Assumption of Interests (this "Assignment") is made this _________ day of ________, 2015, by and among the parties listed on Exhibit A attached hereto and made a part hereof (collectively, hereinafter referred to as "Assignor") and ______________________________, a _________________ (hereinafter referred to as "Assignee").

Recital of Facts

WHEREAS, Assignor are the sole members of Northpointe Investors, LLC, a Georgia limited liability company, pursuant to that certain Amended and Restated Operating Agreement dated November 1, 2012 (the “Northpointe Operating Agreement”), and are the sole members of Villas Fairfield Partners, LLC, a Georgia limited liability company, pursuant to that certain Amended and Restated Operating Agreement dated November 1, 2012 (the “Fairfield Operating Agreement”) (Northpointe Investors, LLC and Villas Fairfield Partners, LLC are collectively referred to as the “Company") (the Northpointe Operating Agreement and the Fairfield Operating Agreement are collectively referred to as the “Organizational Agreement");

WHEREAS, Assignor owns and holds a one-hundred percent (100%) interest in the Company (the " Interest"), including, without limitation, all of Assignor’s capital and profits interest in the Company and all of Assignor’s right, title and interest to distributions from, and obligations, liabilities and responsibilities to, the Company, and desires to convey the Interest to Assignee; and

WHEREAS, pursuant to and in accordance with that certain Purchase and Sale Contract (the “Contract”) between and among Assignor, Morrow Investors, Inc., Northpointe Investors, LLC, Villas Fairfield Partners, LLC, Migueal B. Davis and Assignee dated as of December ___, 2014, Assignor desires to assign, and Assignee desires to assume, the Interest.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and the agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.    All capitalized terms not defined herein shall have the same meaning set forth in the Contract.

2.    Assignor does hereby assign, transfer and set over to Assignee and Assignee’s successors and assigns, forever, the Interest, including, without limitation, (i) all right, title and interest of Assignor in and to the Company, (ii) all right, title and interest of Assignor pursuant to the Organizational Agreement in and to all real and personal property and every other right, however characterized, now or hereafter held by the Company, and (iii) all of Assignor's respective claims, rights, powers, privileges, security interests, liens and remedies under the Organizational Agreement.

3.    Assignee hereby accepts the assignment and transfer from Assignor of the Interest in the Company and hereby assumes all obligations of Assignor under the Organizational Agreement and otherwise as a Member arising after the date hereof.

4.    Assignor represents and warrants to Assignee as follows:

a.    Authority. Assignor has the power and authority to sell and convey the             Interest. All actions necessary to confer such power and authority upon the         persons executing this Assignment have been taken.

b.    Title. Assignor owns the Interest free and clear of any security                 agreements, financing statements, liens, encumbrances, security interests             or other claims of any kind, other than liens and encumbrances of record             affecting the real property owned by Property Owner. The Interest                 constitutes all of Assignor’s interest in the Company, and Assignor has not         entered into any side letters or other written instruments relating to                 Assignor’s interest in the Company other than the Organizational                 Agreement.

c.    No Assignment. Assignor has not conveyed or assigned any of Assignor’s         right, title or interest in the Interest to any third party, including any             affiliates or related parties of Assignor. Assignor has not granted to any             party any option, contract or other agreement with respect to the Interest             or any portion thereof or any interest therein. To Assignor’s knowledge,             there are no attachments, executions or assignments of Assignor’s rights in         the Interests for the benefit of creditors, or voluntary or involuntary             proceeds in bankruptcy or under any other debtor-relief laws pending or             threatened against Assignor.

d.    No Breach. The execution and delivery of this Assignment, the                 consummation of the transactions provided for herein and the fulfillment             of the terms hereof will not result in a breach of any of the terms or             provisions of, or constitute a default under, any agreement of Assignor or             any instrument to which Assignor is a party or by which Assignor or any             of Assignor’s property is bound, or any judgment, decree or order of any             court or governmental body, or any applicable law, rule or regulation             applicable to Assignor.

e.    Binding Agreement. This Assignment and the provisions hereof are legal,         valid and binding against Assignor in accordance with their terms.

f.    No Consent. To Assignor’s knowledge, no consent, approval, order or             authorization of, or registration, qualification, designation, declaration or             filing with, any federal, regional, state or local governmental

authority on             the part of Assignor is required in connection with the consummation of             the transactions contemplated by this Assignment, or if the same is                 required, such consent, approval, order or authorization has been obtained,         or such registration, qualification, designation, declaration or filing has             been completed and satisfied, and any costs, fees or expenses associated             therewith have been paid in full by Assignor.

5.    Assignor and Assignee agree that this Assignment shall become effective as of the date hereof.
6.    From time to time after the date hereof, Assignor will execute and deliver or cause to be executed and delivered such other instruments of conveyance, assignment, transfer and delivery and will take such other reasonable actions as Assignee may reasonably request in order to effectively transfer, convey, assign and deliver to Assignee the Interest.
7.    This Assignment will be construed under and governed by the laws of the State of Georgia, without giving effect to principles of conflict of laws of that state. Any action arising from or relating to this Assignment shall be brought in any State of Georgia court or any federal court in Georgia where jurisdiction and venue are proper.
8.    This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective legal representatives, successors and assigns.
9.    This Assignment may be executed in counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the day and year first above written.

ASSIGNOR:

BEAVER CREEK TRUST

By:    Briarcliff Management, LLC, a
Nevada limited liability company,
Trustee

By: ____________________________
Fred S. Hazel, Member

By: ____________________________
Stephen Michael Davis, Member

By: ____________________________
David A. Deeter, Member

Fred S. Hazel

Lance A. Chernow

Keli J. Hazel

____________________________________
Jeffrey S. Greene

____________________________________
Stephen Michael Davis

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

BLAKE MIGUEL DAVIS TRUST

By: __________________________________
David A. Deeter, Co-Trustee

By: __________________________________
Stephen Michael Davis, Co-Trustee

BLAKE MIGUEL DAVIS TRUST (2012)

By: __________________________________
David A. Deeter, Co-Trustee

By: __________________________________
Stephen Michael Davis, Co-Trustee

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

ASSIGNEE:

_________________________, a
_____________ limited liability company

By: ____________________________
Name: __________________________
Title: ___________________________

EXHIBIT 8.1.1.9

PROPERTY CONTRACTS

[On file with the Company]

EXHIBIT 15.23

AUDIT REPRESENTATION LETTER

Audit Representation Letter
____________________________
(Acquisition Completion Date)
Dear Sirs:
We are writing at your request to confirm our understanding that your audit of the apartment community operations of “___________________” for the twelve months ended ________________, was made for the purpose of complying with the Securities and Exchange Commission Regulation S-X, subsection 210.3-14 “Special Instructions for Real Estate Operations to Be Acquired”. In connection with your audit we confirm, to the best of our knowledge and belief, the following representations made to you during your audit:

To our actual knowledge, we have made available to you the financial records and related data described on Exhibit “A” attached hereto for the period under audit.
There have been no undisclosed:
Irregularities involving any member of management or employees who have significant roles in the internal control structure.
Irregularities involving other persons that could have a material effect on the financial records and related data.
Violations or possible violations of laws or regulations, the effects of which should be considered for disclosure in the financial records and related data.
There are no undisclosed:
Unasserted claims or assessments that our lawyers have advised us are probable of assertion.
Material gain or loss contingencies (including oral and written guarantees).
Material transactions that have not been properly recorded in the financial records and related data.
Material related party transactions and related amounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees.
Events that have occurred subsequent to the audit period that would require adjustment to or disclosure in the financial records and related data.

All aspects of contractual agreements that would have a material effect on the financial records and related data have been complied with.
To our knowledge and belief, no events have occurred subsequent to December 31, 20__, and through the date this letter is signed that would require adjustment to or disclosure in the Financial Statements. Notwithstanding anything herein or otherwise to the contrary, this letter has been delivered without recourse to the undersigned and in the event of any errors or inconsistencies, you and the Buyer agree not to seek recourse against us (or our partners, officers, employees, agents or advisors) for any loss, cost expense, liability or claim you may suffer or incur as a result thereof. This letter has been delivered solely, as an accommodation to Buyer and, as a result, is without consideration.

Very truly yours,

Davis Development, Inc.
“Seller/Management”

EXHIBIT 16.1

RENT CONCESSIONS

[On file with the Company]